Exhibit 99.1

Sonida Announces General Counsel Transition

DALLAS, Texas – October 28, 2024, Sonida Senior Living, Inc. (“Sonida” or the “Company”) (NYSE: SNDA), a leading owner, operator and investor in senior living communities, announced today that Tabitha Bailey will be appointed senior vice president and chief legal officer, effective January 1, 2025, reporting to President and Chief Executive Officer, Brandon Ribar. Ms. Bailey will succeed David Brickman, who will be stepping down from his current role to pursue other opportunities after a distinguished, 32-year career with Sonida. In the interim, Mr. Brickman and Ms. Bailey will be working closely together to ensure a seamless transition. To assist through this period, the Company and Mr. Brickman have entered into a six-month consulting agreement pursuant to which Mr. Brickman will perform consulting services for the Company for the period beginning on January 1, 2025 and ending on June 30, 2025.

As chief legal officer and a member of the executive committee, Ms. Bailey will oversee all legal matters including corporate, transactions, regulatory and compliance. Her history of success with rapidly growing companies and a wide range of M&A and commercial transactions within both public and private markets will be key to Sonida’s inorganic, accretive growth strategy, which aims to further expand and upgrade its portfolio to fully leverage operating scale and efficiencies.

“Tabitha is an incredibly accomplished attorney and dynamic leader who joins Sonida with extensive experience, having aided the successful growth of multiple companies and having led the negotiations and closings of numerous complex deals,” said Ribar. “She is a significant addition to the leadership team as we continue working diligently to scale the business, drive a high-performance culture and achieve greater results for the company and our stakeholders. Her talent and experience positions Sonida for a seamless transition within the crucial legal function.”

“David has been a valued and instrumental team member for more than three decades and has helped steward the Company successfully through many phases, challenges and achievements,” Ribar continued. “He leaves our company and the legal function well-positioned for the future, and we thank him for his significant contributions to Sonida throughout his tenure.”

Ms. Bailey joins Sonida with deep public and private company experience. She was most recently chief legal officer at Avantax, Inc. (formerly NASDAQ: AVTA), successfully completing a $1.2B take-private merger with a private equity owned competitor. Prior to that, she was vice president, general counsel and corporate secretary at TransAtlantic Petroleum Ltd. (formerly NYSE: TAT). Earlier in her career at law firms Haynes and Boone, LLP and subsequently, Akin Gump Strauss Hauer & Feld LLP, she represented public companies listed on the NYSE or NASDAQ and served as lead counsel on numerous public and private securities offerings and M&A transactions.

Ms. Bailey holds a bachelor’s degree in international studies from the University of Mississippi and juris doctorate from Vanderbilt University Law School. She was named 2023 DFW General Counsel of the Year for a Midsized Legal Department by the Association of Corporate Counsel’s DFW Chapter and The Texas Lawbook.

About Sonida

Dallas-based Sonida Senior Living, Inc. is a leading owner, operator and investor in independent living, assisted living and memory care communities and services for senior adults. The Company provides compassionate, resident-centric services and care as well as engaging programming operating 91 senior housing communities in 20 states with an aggregate capacity of approximately 9,500 residents, including 78 communities which the Company owns (including eight communities in which the Company owns varying interests through two separate joint ventures), and 13 communities that the Company manages on behalf of a third-party.

For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, X or LinkedIn.

Investor Relations

Jason Finkelstein

IGNITION IR

ir@sonidaliving.com